Exhibit 8.2

June 5, 2009

Vivo Participações S.A.

Av. Dr. Chucri Zaidan, 860

Morumbi, 04583-110

São Paulo, SP, Brazil

Telemig Celular Participações S.A.

Rua Levindo Lopes, 258

Funcionários, 30140-170

Belo Horizonte, MG, Brazil

Ladies and Gentlemen:

We have acted as special tax counsel to Vivo Participações S.A. and Telemig Celular Participações S.A, each a corporation incorporated under the laws of Brazil (collectively, the “Companies”), in connection with the preparation and filing of their Registration Statement on Form F-4 dated June 5, 2009 (the “Registration Statement”). This opinion is being furnished in accordance with the requirements of Section 601(b)(8) of Regulation S-K of the Securities Act of 1933, as amended (the “Act”).

In our opinion, the discussions under the captions “Part One: Questions and Answers about the Restructuring—What are the U.S. federal income tax consequences of the Restructuring,” “Part Two: Summary—Material Tax Considerations” and “Part Five: The Restructuring—Tax Considerations—United States Federal Income Tax Considerations” in the Registration Statement, subject to the conditions and limitations described therein, set forth the material U.S. federal income tax considerations applicable generally to the Restructuring (as that term is defined in the Registration Statement).

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Davis Polk & Wardwell